Exhibit 10-26

PROMISSORY NOTE

$1,500,529.86	Dublin, Ireland March 17, 2006

On or before October 1, 2007 (herein called the “Maturity Date”), FOR VALUE RECEIVED, the undersigned, NEW MEDIA LOTTERY SERVICES INTERNATIONAL LTD, an Irish corporation (herein called “Maker”), promises to pay to the order of NEW MEDIA LOTTERY SERVICES, INC., a Delaware corporation (herein called “Payee”), in lawful currency of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND FIVE HUNDRED TWENTY NINE AND 86/100 DOLLARS ($1,500,529.86), together with interest thereon as hereinafter set forth.

Subject to the terms and conditions of this Note, the unpaid principal balance from time to time outstanding under this Note during an applicable Monthly Period shall bear interest at a per annum rate equal to the Eurodollar Rate applicable to such Monthly Period. For purposes of this Note, the Eurodollar Rate for an applicable Monthly Period shall be determined as of the Interest Reset Date which is the first day of such Monthly Period, and (subject to the terms and conditions of this Note) such interest rate shall remain and continue as the Applicable Interest Rate for the entire unpaid principal balance from time to time outstanding under this Note at any time during such Monthly Period, until the next-occurring Interest Reset Date, at which time, the Eurodollar Rate shall again be determined and recalculated in accordance with the foregoing for the next-occurring Monthly Period.

Accrued and unpaid interest hereunder shall be payable monthly, in arrears, on the first (1st) Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, to the extent applicable, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime Rate on the date of each such change in the Prime Rate. A late payment charge equal to 5% of each late payment may be charged on any payment not received by the Payee within 10 calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Default under this Note.

The Applicable Interest Rate and the amount and date of any repayments shall be noted on Payee’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Payee to make any such notation, or any error in any such notation, shall not relieve Maker of its obligations to repay Payee all amounts payable by Maker to Payee under or pursuant to this Note, when due in accordance with the terms hereof.

Maker may prepay all or part of the outstanding balance of this Note at any time without penalty or premium; provided, however, Maker shall not be permitted to reborrow any amounts so prepaid.

In the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

All payments to be made by Maker to Payee under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Maker hereby authorizes Payee to charge any account of Maker with Payee for all sums due hereunder when due in accordance with the terms hereof.

If Payee determines that, (a) by reason of circumstances affecting the foreign exchange markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Payee, or (b) if the rate of interest referred to in the definition of "Eurodollar Rate" does not accurately or fairly cover or reflect the cost to Payee of making or maintaining the Indebtedness hereunder at the Eurodollar Rate, then Payee shall forthwith give notice thereof to the Maker. Thereafter, until Payee notifies Maker that such conditions or circumstances no longer exist, the Indebtedness from time to time outstanding hereunder shall bear interest at the Prime-based Rate.

If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Payee to make or maintain any Indebtedness hereunder with interest at the Eurodollar Rate, Payee shall forthwith give notice thereof to Maker. Thereafter, until Payee notifies Maker that such conditions or circumstances no longer exist, the right of Maker to have the Indebtedness hereunder bear interest at the Eurodollar Rate shall be suspended, and the entire principal amount outstanding under this Note shall bear interest at the Prime-based Rate.

If (a) Maker fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) Maker fails to comply with any of the terms or provisions of any agreement between Maker and Payee; or (c) Maker becomes insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, ceases doing business as a going concern, dissolves or is the subject of a dissolution, merger or consolidation; or (d) any warranty or representation made by Maker or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete in any material respect; or (e) there is any termination, notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) there is any failure by Maker or any guarantor to pay, when due, any of its indebtedness (other than to Payee) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (g) Payee deems itself insecure, believing in good faith that the prospect of payment or performance of this Note or any of the Indebtedness is materially impaired or shall fear deterioration, removal or waste of any of the Collateral; or (h) there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Maker, then Payee, upon the occurrence and at any time during the continuance or existence of any of these conditions or events (each a “Default”), may at its option and without prior notice to Maker, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), charge interest at the default rate provided in the document evidencing the relevant Indebtedness, and exercise any one or more of the rights and remedies granted to Payee by any agreement with Maker or which are granted to Payee under applicable law, or otherwise.

Notwithstanding anything to the contrary set forth in this Note, upon the occurrence and during the continuance or existence of any Default hereunder, the Indebtedness outstanding hereunder shall bear interest at a per annum rate equal to the rate of interest otherwise prevailing under this Note plus 3% per annum (but in no event in excess of the maximum rate permitted by law), which interest shall be payable upon demand.

Maker waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Maker, or release, substitution or nonenforcement of any security, or release or substitution of any guarantor or any other party, whether with or without notice, shall affect the obligations of Maker. Maker waives all defenses or right to discharge available under Section 3-605 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. Maker agrees that Payee has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Payee may disclose all documents and information which the Payee now or later has relating to Maker and the Indebtedness.

Maker agrees to reimburse Payee, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

Maker acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Payee expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

This Note shall bind Maker and Maker’s respective successors and assigns.

For the purposes of this Note, the following terms shall have the following meanings:

“Applicable Interest Rate” shall mean, in respect of the Indebtedness outstanding under this Note at any time, the Eurodollar Rate or the Prime-based Rate, as determined in accordance with the terms and conditions of this Note.

“Business Day” shall mean any day, other than a Saturday, Sunday or holiday, on which Payee is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Harrisonburg, Virginia, and, in respect of notices and determinations relating to the Eurodollar Rate, also a day on which transactions in the eurodollar market are conducted.

“Eurodollar Rate” shall mean, in respect of any applicable Monthly Period, a per annum interest rate, calculated as of the Interest Reset Date which is the first day of such Monthly Period, and which shall be the Applicable Interest Rate under this Note for such Monthly Period, which is equal to the sum of the Eurodollar Margin plus the quotient of the following (which amount shall be rounded upwards, if necessary, to the nearest 1/16th of 1%):

(a)
the per annum interest rate at which Comerica Bank’s Eurodollar Lending Office offers deposits to prime Payees in the eurodollar market for a period of time equal to such Monthly Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on each such Interest Reset Date;

divided by

(b)
a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate during such Interest Period at which Comerica Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Comerica Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Eurodollar Lending Office” shall mean Comerica Bank’s office located in the Cayman Islands, British West Indies, or such other branch of said Bank, domestic or foreign, as said Bank may hereafter designate as its Eurodollar Lending Office by notice to Maker.

“Eurodollar Margin” shall mean two and one half percent (250 basis points) per annum.

“Interest Reset Date” shall mean the first (1st) Business Day of each succeeding calendar month.

“Monthly Period” shall mean a period of time commencing on a respective Interest Reset Date (i.e., the first (1st) Business Day of a calendar month), and ending on the next-occurring Interest Reset Date (i.e., the first (1st) Business Day of the next calendar month).

“Prime Rate” shall mean the per annum interest rate established by Comerica Bank as its prime rate for its Makers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Comerica Bank at any such time.

“Prime-based Rate” shall mean a per annum interest rate equal to the Prime Rate.

No delay or failure of Payee in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Payee under this Agreement are cumulative and not exclusive of any right or remedies which Payee would otherwise have, whether by other instruments or by law.

MAKER AND PAYEE ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.

NEW MEDIA LOTTERY SERVICES, INTERNATIONAL LTD, an Irish corporation

By: ________________________________________

Its: ________________________________________

Address:	Newmarket Partnership G9 Calmount Park Ballymount, Dublin 12 Ireland